Epoch Announces 24% Increase in AUM to $9.8 Billion

NEW YORK-- (BUSINESS WIRE) – October 5, 2009 – Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the sole operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") were approximately $9.8 billion as of September 30, 2009, an increase of 24% from $7.9 billion as of June 30, 2009.

“We are pleased to report another quarter of significant AUM growth,” said William W. Priest, Chief Executive Officer of the Company.  “Nearly half of the increase in AUM resulted from positive cash flows from current clients combined with the addition of two sizeable mandates from large institutions in Japan and the U.K. We continue to see strong interest in both our U.S. and global investment services from U.S. clients and institutions headquartered abroad. We continue to maintain our commitment to invest in our portfolio management, client service, and infrastructure teams to ensure our clients experience superior service at all touch points of the relationship.”

“Our strategy of focusing upon the generation of free cash flow as our principal investment metric, combined with the expectation that corporate managements of the firms we own will intelligently allocate those cash flows among cash dividends, share repurchases, debt paydowns, internal reinvestment options, and acquisitions, should continue to produce superior risk-adjusted investment returns for our clients.”

In addition to the quarterly AUM updates, the Company will commence posting monthly AUM updates on its website in early November.

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Investment management and investment advisory services are the Company's sole line of business. Headquartered in New York, the Company's current product offerings include U.S. Large Cap Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. All Cap Value; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; Global All Cap; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, Inc. 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2009.   Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:
Phil Clark, 212-303-7210, pclark@eipny.com